EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-30185 on Form S-8 and No. 333-74451, as amended, on Form S-8 POS of Playboy Enterprises, Inc. of our report dated February 20, 2001, except for Note 9, as to which the date is June 26, 2001 on the consolidated financial statements of Playboy TV International, LLC, and subsidiaries as of and for the year ended December 31, 2000, appearing in this Annual Report on Form 10-K/A of Playboy Enterprises, Inc. for the year ended December 31, 2000.


/s/ Deloitte & Touche LLP
Miami, Florida
September 19, 2001